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                                                                       Exhibit 4


                          CERTIFICATE OF DESIGNATIONS
                               OF PREFERRED STOCK

                                       of

                         VALASSIS COMMUNICATIONS, INC.


     We, Alan F. Schultz, Chairman of the Board of Directors and Barry P. Hoffman, Secretary, of Valassis Communications, Inc., a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of Section 151(g) thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors on September 1, 1999, adopted, ratified and approved this Certificate of Designations the series of preferred stock designated herein.

     Section 1. Designation and Amount. The shares of the series of preferred stock shall be designated as "Junior Preferred Stock, Series A" (the "Preferred Stock") and the number of shares constituting the series shall be 1 million.

     Section 2.    Dividends and Distributions.

     (a) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Preferred Stock with respect to dividends, the holders of shares of Preferred Stock, in preference to the holders of common stock, $.01 par value per share, of the Corporation (the "COMMON STOCK") and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) U.S. $25 (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issue of any share or fraction of a share of Preferred Stock. If the Corporation shall at any time on or after September 15, 1999 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision of combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each case the amount to which holders of shares of Preferred Stock were entitled immediately
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prior to the event under clause (b) of the preceding sentence shall be adjusted by multiplying the amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

     (b) The Corporation shall declare a dividend or distribution on the Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of U.S. $25 per share on the Preferred Stock shall nevertheless be payable on the subsequent Quarterly Dividend Payment Date.

     (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of the shares of Preferred Stock, unless the date of issue of the shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on the shares shall begin to accrue from the date of issue of the shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Preferred Stock entitled to receive a quarterly dividend and before the Quarterly Dividend Payment Date, in either of which events the dividends shall begin to accrue and be cumulative from the Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of the dividends at the time accrued and payable on the shares shall be allocated pro rata on a share-by-share basis among all the shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 calendar days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Preferred Stock shall have the following voting rights:

            (a) Subject to the provision for adjustment hereinafter set forth, each share of Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time on or after September 15 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each case the number of votes per share to which holders of shares of Preferred Stock were entitled immediately prior to the event shall be adjusted by multiplying the number by a fraction, the numerator of which is the number of shares of Common
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     Stock outstanding immediately after the event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

            (b) Except as otherwise provided herein or by law, the holders of shares of Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (c) Except as set forth herein, holders of Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      Section 4.    Certain Restrictions.

      (a) Whenever quarterly dividends or other dividends or distributions payable on the Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

            (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock;

            (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, except dividends paid ratably on the Preferred Stock and all the parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all the shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any the parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Stock; or

            (iv) purchase or otherwise acquire for consideration any shares of Preferred Stock, or any shares of stock ranking on a parity with the Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good
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     faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
     Section 4, purchase or otherwise acquire the shares at the time and in the manner therein described.

     Section 5. Reacquired Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issue set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock unless, prior thereto, the holders of shares of Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of payment, provided that the holders of shares of Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, except distributions made ratably on the Preferred Stock and all other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon liquidation, dissolution or winding up. If the Corporation shall at any time on or after September 15, 1999 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each case the aggregate amount to which holders of shares of Preferred Stock were entitled immediately prior to the event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying the amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

     Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any case the shares of Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which
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or for which each share of Common Stock is changed or exchanged. If the
Corporation shall at any time on or after September, 15, 1999 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Stock shall be adjusted by multiplying the amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

     Section 8. No Redemption. The shares of Preferred Stock shall not be redeemable.

     Section 9. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Preferred Stock, voting together as a single class.
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          IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury as of this 15th day of September 1999.


                                 /s/ Alan F. Schultz
                                 -------------------------------------
                                 Alan F. Schultz
                                 Chairman, President and Chief Executive Officer


ATTEST:


/s/ Barry P. Hoffman
-------------------------------
Barry P. Hoffman, Secretary